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                                                   Arvida/JMB
                                                   900 North Michigan Avenue
                                                   Chicago, Illinois  80611-1575
                                                   Telephone: (312) 440-4800



                               September 17, 1996





Raleigh Capital Associates L.P.
100 Jericho Quadrangle
Jericho, New York  11735-2117

Gentlemen:


                 This responds to the proposal contained in your letter to the undersigned dated September 13, 1996. Although the terms of your proposal are very general in nature and lack specifics, it is clear that your proposal values the business of Arvida/JMB Partners, L.P. (the "Partnership") at significantly less than the Partnership believes it is worth, particularly when the financing with Starwood/Florida Funding, L.L.C is taken into account. Accordingly, the Partnership has no interest in your proposal, and its business is not for sale.

                                        Very truly yours,

                                        ARVIDA/JMB PARTNERS, L.P.

                                        By:     Arvida/JMB Managers, Inc.
                                                General Partner



                                        By:  /s/Judd D. Malkin
                                           --------------------------
                                                Judd D. Malkin
                                                Chairman